Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE ANNOUNCES STRONG FOURTH QUARTER AND FULL YEAR RESULTS

Luxembourg, February 13, 2014 - Altisource Portfolio Solutions S.A. (“Altisource” and NASDAQ: ASPS) today reported record fourth quarter and full year service revenue and record full year net income attributable to shareholders.  The growth in service revenue and net income was primarily driven by the continued growth of our largest customer, Ocwen Financial Corporation (“Ocwen”), and growth of the Financial Services’ mortgage charge-off and customer relationship management businesses.

Full Year 2013 Results Compared to 2012:

•                  Service revenue of $662.1 million, a 42% increase

•                  Net income attributable to Altisource of $130.0 million, a 17% increase

•                  Diluted earnings per share of $5.19, a 17% increase

•                  Cash from operations of $185.5 million, a 59% increase

•                  Return on equity of 78%, compared to 58% in 2012

Fourth Quarter 2013 Results Compared to Fourth Quarter 2012:

•                  Service revenue of $192.4 million, a 58% increase

•                  Net income attributable to Altisource of $35.5 million, a 17% increase

•                  Diluted earnings per share of $1.42, an 18% increase

•                  Cash from operations of $50.8 million, a 162% increase

“2013 was a very strong year for Altisource, growing both organically as well as through strategic acquisitions. Earnings growth was slower than revenue as we continued to invest in the business to support our future growth.  We are well positioned with our core business and our growth initiatives for an even better 2014.  Further, we intend to continue our aggressive share repurchase program1,” said Chairman William Erbey.

Full year and fourth quarter 2013 highlights include:

•                  The average number of loans serviced by Ocwen on REALServicing® totaled 1.2 million in 2013 and 1.5 million in the fourth quarter of 2013

1       In February 2014, Altisource filed a preliminary proxy with the Securities and Exchange Commission (the “SEC”).  We intend to file a definitive proxy followed by a shareholder meeting to present a proposal for shareholder approval to repurchase up to 15% of our common stock.  Any solicitation of approval of this proposal will be made only pursuant to such definitive proxy, which you should review for more information.  You will be able to obtain a free copy of the definitive proxy when it becomes available at the website maintained by the SEC at www.sec.gov.

•                  On November 15, 2013, we acquired Equator, LLC (“Equator”), a national leader in mortgage and real estate related business process management solutions, for an initial purchase price of $63.4 million plus contingent earn-out consideration of up to an additional $80 million over three years, subject to Equator achieving annual performance targets

•                  On March 29, 2013, we completed the acquisition of the Homeward Residential, Inc. fee-based businesses from Ocwen for an aggregate purchase price of $75.8 million

•                  On April 12, 2013, we completed the Residential Capital, LLC fee-based business transaction with Ocwen for an aggregate purchase price of $128.8 million

•                  On May 7, 2013, we increased borrowings under our senior secured term loan agreement to $400 million.  Furthermore, on December 9, 2013, we refinanced the senior secured term loan which, among other changes, lowered the interest rate of the term loan

•                  We repurchased 1.2 million shares of our common stock under our stock repurchase program during 2013 at an average price of $116.99 per share

William Shepro, Chief Executive Officer, further commented, “During 2013, we focused on providing high quality services to our largest customer, Ocwen, improving our margins in our default related services businesses and developing our growth engines.  With the progress made in 2013, we believe we are on track to achieve pre-tax income as a percentage of service revenue of 47% in our default related services businesses by the end of the first quarter of 2014.  Further, we continue to make good progress on our growth initiatives and are optimistic that they will serve as an important longer term component of our revenue and customer diversification strategy.”

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations.  Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management.  Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected.  The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. EST today to discuss our fourth quarter and full year results.  A link to the live audio webcast will be available on the Company’s website through the Investor Relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software.  A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Altisource

Altisource is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries offering both distribution and content. We leverage proprietary business process, vendor and electronic payment management software and behavioral science based analytics to improve outcomes for marketplace participants. Additional information is available at www.altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2013	2012	2013	2012

Service revenue
Mortgage Services	$139,752	$91,982	$490,333	$351,908
Financial Services	26,220	14,879	92,479	63,979
Technology Services	33,702	20,205	103,891	74,189
Eliminations	(7,233)	(5,327)	(24,644)	(23,147)
	192,441	121,739	662,059	466,929
Reimbursable expenses	29,417	18,301	102,478	96,147
Non-controlling interests	727	1,061	3,820	5,284
Total revenue	222,585	141,101	768,357	568,360
Cost of revenue	114,868	69,115	390,002	270,054
Reimbursable expenses	29,417	18,301	102,478	96,147
Gross profit	78,300	53,685	275,877	202,159
Selling, general and administrative expenses	33,783	20,227	113,810	74,712
Income from operations	44,517	33,458	162,067	127,447
Other income (expense), net:
Interest expense	(5,989)	(1,171)	(20,291)	(1,210)
Other income (expense), net	28	(688)	557	(1,588)
Total other income (expense), net	(5,961)	(1,859)	(19,734)	(2,798)
Income before income taxes and non-controlling interests	38,556	31,599	142,333	124,649
Income tax provision	(2,313)	(245)	(8,540)	(8,738)
Net income	36,243	31,354	133,793	115,911
Net income attributable to non-controlling interests	(727)	(1,061)	(3,820)	(5,284)
Net income attributable to Altisource	$35,516	$30,293	$129,973	$110,627

Earnings per share:
Basic	$1.56	$1.30	$5.63	$4.74
Diluted	$1.42	$1.20	$5.19	$4.43

Weighted average shares outstanding:
Basic	22,734	23,389	23,072	23,358
Diluted	25,005	25,162	25,053	24,962

Transactions with related parties:
Revenue	$147,198	$80,736	$502,087	$338,227
Selling, general and administrative expenses	788	629	2,921	2,430
Other income	—	86	773	86

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$130,324	$105,502
Accounts receivable, net	101,297	88,955
Prepaid expenses and other current assets	11,389	7,618
Deferred tax assets, net	2,837	1,775
Total current assets	245,847	203,850

Premises and equipment, net	87,252	50,399
Deferred tax assets, net	622	4,073
Intangible assets, net	276,162	56,586
Goodwill	97,375	14,915
Investment in Correspondent One	—	12,729
Loan to Ocwen	—	75,000
Other assets	17,580	11,674

Total assets	$724,838	$429,226

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,492	$58,976
Current portion of long-term debt	3,975	2,000
Current portion of capital lease obligations	—	233
Deferred revenue	36,742	2,482
Other current liabilities	10,131	7,941
Total current liabilities	130,340	71,632

Long-term debt, less current portion	391,281	196,027
Other non-current liabilities	45,476	1,738

Equity:
Common stock ($1.00 par value; 100,000 shares authorized; 25,413 issued and 22,629 outstanding as of December 31, 2013; 25,413 issued and 23,427 outstanding as of December 31, 2012)	25,413	25,413
Additional paid-in-capital	89,273	86,873
Retained earnings	239,561	124,127
Treasury stock, at cost (2,784 shares as of December 31, 2013 and 1,986 shares as of December 31, 2012)	(197,548)	(77,954)
Altisource equity	156,699	158,459

Non-controlling interests	1,042	1,370
Total equity	157,741	159,829

Total liabilities and equity	$724,838	$429,226

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2013	2012

Cash flows from operating activities:
Net income	$133,793	$115,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,056	12,776
Amortization of intangible assets	28,176	5,030
Share-based compensation expense	2,400	3,644
Equity in losses of and impairment loss on investment in affiliate	176	1,741
Bad debt expense	2,549	3,049
Amortization of debt discount	223	27
Amortization of debt issuance costs	958	57
Deferred income taxes	2,015	2,992
Loss on sale or disposal of fixed assets	1,309	445
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,602)	(39,999)
Prepaid expenses and other current assets	(2,817)	(2,616)
Other assets	(1,586)	2,172
Accounts payable and accrued expenses	7,381	11,652
Other current and non-current liabilities	(2,557)	(352)
Net cash flows provided by operating activities	185,474	116,529

Cash flows from investing activities:
Additions to premises and equipment	(34,134)	(35,563)
Acquisition of businesses, net of cash acquired	(267,946)	—
Investment in equity affiliate	(50)	—
Proceeds from sale of equity affiliate	12,648	—
Proceeds from loan to Ocwen	75,000	—
Loan to Ocwen	—	(75,000)
Change in restricted cash	(1,462)	—
Net cash flows used in investing activities	(215,944)	(110,563)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	200,502	198,000
Repayment of long-term debt	(3,496)	—
Distribution of cash in connection with the Separation of the Residential Asset Businesses	—	(105,000)
Debt issuance costs	(3,200)	(4,317)
Principal payments on capital lease obligations	(233)	(603)
Proceeds from stock option exercises	6,885	3,214
Purchases of treasury stock	(141,018)	(16,781)
Contributions from non-controlling interests	28	43
Distributions to non-controlling interests	(4,176)	(7,145)
Net cash flows provided by financing activities	55,292	67,411

Net increase in cash and cash equivalents	24,822	73,377
Cash and cash equivalents at the beginning of the period	105,502	32,125

Cash and cash equivalents at the end of the period	$130,324	$105,502

Supplemental cash flow information:
Interest paid	$19,325	$1,134
Income taxes paid, net	3,671	4,912

Non-cash investing and financing activities:
Amortization of tax-deductible goodwill	—	3,334
Premises and equipment purchased on account	4,552	2,457